Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
Operations Update
August 15, 2006 – Denver, Colorado – CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, AMEX:CNR) today gave an operations update ahead of its presentation at the Eleventh Enercom Oil & Gas Conference.
Georgia
M12 Appraisal
On the Manavi M12 appraisal well the 9 5/8” casing has been successfully run at a depth of 13,514 feet (4,120 metres). Biostratigraphic analysis indicates that the casing has been set in the Lower Eocene sequence, a claystone sequence which forms part of the cap rock to the main Cretaceous reservoir, which is currently prognosed at a depth of 14,300 feet (4,359 metres). CanArgo believes that this is the deepest ever that a 9 5/8” casing string has been set in Georgia. This means that the prognosed reservoir section can be drilled in an 8 1/2” hole which should ensure the largest hole size possible through the reservoir, leading to an optimal test of the well. This was largely the reason for utilising the modern Saipem rig to drill this well, this rig being able to utilise an oil-based mud system and being equipped with a “top-drive”. The next section of the hole will be drilled using water-based mud to minimise mud losses in the reservoir section, and to allow the identification of hydrocarbon shows. Cementing of the casing and conversion of the mud system should take approximately 10 days. The Cretaceous interval is prognosed to be some 1,000 feet (300 metres) thick, and to date no oil-water contact has been observed on electric logs in previous wells.
The M12 well is an appraisal of the Manavi M11 oil discovery which flowed oil at observed high rates from the Cretaceous reservoir interval in what is mapped as a large prospect and which could be a substantial new oilfield.
Kazakhstan
Work continues on the development of the Kyzyloi Gas Field. Orders have now been placed for the pipeline and compressors for the development, and first gas is currently planned for the Spring of 2007. A five well exploration/appraisal program is planned before the end of this year. The proposed Spin-Out of the Kazakhstan assets is still planned for later this year, subject to pricing and market conditions.

Vincent McDonnell, President of the Corporation, commented “I am extremely pleased that we have successfully run casing at this depth on the Manavi 12 well. This is a significant drilling success which should enable us to complete the well and, subject to encountering hydrocarbons, produce significant quantities of oil from the well, and obtain the maximum flow rates from this regionally prolific reservoir”.
The presentation will be held at 11:35 am Central Mountain Time (19:35 pm Oslo time) on Thursday August 17th, 2006 and will be Webcast. The Webcast can be accessed at the following link:
http://www.investorcalendar.com/CEPage.asp?ID=107626
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia and the Republic of Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 669 1841
Fax : +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Regina Jarstein
Gambit H&K AS
Tel: +47 (22) 048206